EXHIBIT A

                                   AGREEMENT

                          JOINT FILING OF SCHEDULE 13G



     The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of Sentigen Holding Corp. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.




Date: April 23, 2001


By: /s/ J. Morton Davis
   -------------------------------
    J. Morton Davis






Date: April 23, 2001
      D.H. Blair Investment Banking Corp.




By:  /s/ David Nachamie
   -------------------------------
     David Nachamie
     Treasurer